Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement File No. 333-259217

GXO LOGISTICS, INC.

FINAL TERM SHEET

April 25, 2024

This pricing term sheet, dated as of April 25, 2024 (the “Final Term Sheet”), is qualified in its entirety by reference to the preliminary prospectus supplement, dated as of April 25, 2024 (the “Preliminary Prospectus Supplement”) and the related base prospectus, dated as of August 31, 2021 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and Base Prospectus, the “Prospectus”) of GXO Logistics, Inc. The information in this Final Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Preliminary Prospectus Supplement.

$600,000,000 6.250% Senior Notes due 2029 (the “2029 Notes”)

Issuer:	GXO Logistics, Inc.
Ratings (Fitch / S&P)*:	BBB / BBB-
Principal Amount:	$600,000,000
Maturity Date:	May 6, 2029
Coupon (Interest Rate):	6.250%
Yield to Maturity:	6.378%
Spread to Benchmark Treasury:	+165 basis points
Benchmark Treasury:	4.125% due March 31, 2029
Benchmark Treasury Price and Yield:	97-12 / 4.728%
Interest Payment Dates:	Semi-annually on May 6 and November 6 of each year, beginning on November 6, 2024
Record Dates:	April 21 and October 22
Price to Public:	99.459%
Trade Date:	April 25, 2024
Expected Settlement Date:	May 6, 2024 (T+7)
Optional Redemption:	At any time prior to April 6, 2029 (the date that is one month prior to the maturity date), make-whole call at the Treasury Rate plus 25 basis points less interest accrued to, but excluding, the date of redemption; par call at any time on or after April 6, 2029.

Special Mandatory Redemption:	In the event that (x) the Issuer has not acquired at least a majority of the issued ordinary share capital of Wincanton plc on or before 11:59 p.m. (New York City time) on the date that is five (5) business days after the Longstop Time or (y) we notify the trustee in writing that it will not pursue the consummation of the Wincanton Acquisition, we will be required to redeem the 2029 Notes then outstanding at a redemption price equal to 101% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date.
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Day Count Convention:	30/360
CUSIP Number:	36262G AF8
ISIN Number:	US36262GAF81
Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC Barclays Capital Inc. Credit Agricole Securities (USA) Inc.
Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Truist Securities, Inc. Wells Fargo Securities, LLC Samuel A. Ramirez & Company, Inc.

Other Changes to the Preliminary Prospectus Supplement:

In addition to the pricing information set forth above, the following changes are made to the Preliminary Prospectus Supplement:

“PROSPECTUS SUPPLEMENT SUMMARY—Recent Developments—Pending Acquisition of Wincanton” section: The following sentence is added at the end of the “Pending Acquisition of Wincanton” section:

On April 25, 2024, Wincanton announced the sanctioning of the Scheme by the High Court of Justice in England and Wales.

$500,000,000 6.500% Senior Notes due 2034 (the “2034 Notes”)

Issuer:	GXO Logistics, Inc.
Ratings (Fitch / S&P)*:	BBB / BBB-
Principal Amount:	$500,000,000
Maturity Date:	May 6, 2034
Coupon (Interest Rate):	6.500%
Yield to Maturity:	6.658%
Spread to Benchmark Treasury:	+195 basis points
Benchmark Treasury:	4.000% due February 15, 2034
Benchmark Treasury Price and Yield:	94-15+ / 4.708%
Interest Payment Dates:	Semi-annually on May 6 and November 6 of each year, beginning on November 6, 2024
Record Dates:	April 21 and October 22
Price to Public:	98.860%
Trade Date:	April 25, 2024
Expected Settlement Date:	May 6, 2024 (T+7)
Optional Redemption:	At any time prior to February 6, 2034 (the date that is three months prior to the maturity date), make-whole call at the Treasury Rate plus 30 basis points less interest accrued to, but excluding, the date of redemption; par call at any time on or after February 6, 2034.
Special Mandatory Redemption:	In the event that (x) the Issuer has not acquired at least a majority of the issued ordinary share capital of Wincanton plc on or before 11:59 p.m. (New York City time) on the date that is five (5) business days after the Longstop Time or (y) we notify the trustee in writing that it will not pursue the consummation of the Wincanton Acquisition, we will be required to redeem the 2034 Notes then outstanding at a redemption price equal to 101% of the principal amount of the 2034 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Special Mandatory Redemption Date.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Day Count Convention:	30/360
CUSIP Number:	36262G AG6
ISIN Number:	US36262GAG64
Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC Barclays Capital Inc. Credit Agricole Securities (USA) Inc.
Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Truist Securities, Inc. Wells Fargo Securities, LLC Samuel A. Ramirez & Company, Inc.
Other Changes to the Preliminary Prospectus Supplement:

In addition to the pricing information set forth above, the following changes are made to the Preliminary Prospectus Supplement:

“PROSPECTUS SUPPLEMENT SUMMARY—Recent Developments—Pending Acquisition of Wincanton” section: The following sentence is added at the end of the “Pending Acquisition of Wincanton” section:

On April 25, 2024, Wincanton announced the sanctioning of the Scheme by the High Court of Justice in England and Wales.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A. on or about May 6, 2024, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer will arrange to send you the prospectus and the prospectus supplement if you request it by contacting BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com, 1-800-294-1322; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

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